Exhibit 99.2

PRESS RELEASE

US$

ABH (NYSE, TSX)

AbitibiBowater to Protect Interests in

Newfoundland Expropriation

MONTREAL, CANADA, December 17, 2008 - AbitibiBowater announced today that it will consider all options available to protect the interests of its stakeholders in the expropriation of its provincial assets and contractual rights to natural resources by the government of Newfoundland and Labrador, Canada.

In a statement Tuesday, Premier Danny Williams said the government would expropriate provincial assets, excluding the Grand Falls paper mill, as well as all water and land rights to the public and private forestlands AbitibiBowater manages in the province. The Williams government also indicated the Company may be paid for its hydro assets with the expropriation but no commitment has been made to ensure AbitibiBowater obtains proceeds representing the full value of these operations.

"We are surprised by this course of action, especially given that this unprecedented expropriation of property rights and assets does not address the announced closure of the Grand Falls mill and the needs of its 750 employees," stated David J. Paterson, President and Chief Executive Officer. "We have reiterated to the government of Newfoundland and Labrador our intention to discuss the disposal of our assets and rights in an orderly manner, while protecting the best interests of our shareholders, debt holders, employees and all other Company stakeholders."

On December 15, 2008, AbitibiBowater responded to the recent government request to surrender Company rights and recommended setting up a joint working group to address issues related to the closure of the Grand Falls mill and the Company's overall presence in the province. Given this most recent development, AbitibiBowater will review its options, including all legal recourses. The Company will also assess how these announced measures apply within the framework of U.S.-Canada trade relations.

The Company had previously announced the permanent closure of its Grand Falls facility by the end of the first quarter of 2009.

AbitibiBowater produces a wide range of newsprint, commercial printing papers, market pulp and wood products. It is the eighth largest publicly traded pulp and paper manufacturer in the world. AbitibiBowater owns or operates 25 pulp and paper facilities and 30 wood products facilities located in the United States, Canada, the United Kingdom and South Korea. Marketing its products in more than 90 countries, the Company is also among the world's largest recyclers of old newspapers and magazines, and has more third-party certified sustainable forest land than any other company in the world. AbitibiBowater's shares trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange.

Contacts

Investors Duane Owens Vice President, Finance 864 282-9488	Media and Others Seth Kursman Vice President, Communications and Government Affairs 514 394-2398 seth.kursman@abitibibowater.com